Exhibit 99.1

AVEANNA HEALTHCARE HOLDINGS ANNOUNCES

AGREEMENT TO ACQUIRE THRIVE SKILLED PEDIATRIC CARE

Atlanta, Georgia (April 3, 2025) – Aveanna Healthcare Holdings Inc. (NASDAQ: AVAH), a leading, diversified home care platform focused on providing care to medically complex, high-cost patient populations, today announced that it has entered into an agreement to acquire Thrive Skilled Pediatric Care, LLC ("Thrive SPC"). The transaction is expected to close in the second fiscal quarter of 2025, subject to customary regulatory approvals.

Thrive SPC is one of the largest independent providers of pediatric home care with 23 locations in seven states including Arizona, Georgia, Kansas, New Mexico, North Carolina, Virginia, and Texas. Thrive SPC primarily provides skilled Private Duty Nursing services, but also provides Pediatric Therapy, Licensed Health Aide Services, and Certified Nurse Assistant Services. The combination with Thrive SPC creates an enhanced footprint in existing states while also introducing Aveanna’s specialized care model into two new states.

“I am thrilled to welcome the entire Thrive Skilled Pediatric Care team to Aveanna,” said Jeff Shaner, Chief Executive Officer of Aveanna. “Like Aveanna, Thrive SPC is committed to delivering high-quality and patient centered clinical care that leads to exceptional outcomes for patients and families. Thrive SPC is an exceptional cultural and geographical fit for us and reinforces our strategic mission of remaining the leader in delivering high quality care while bringing unprecedented value and clinical innovation to our payors and stakeholders. We're excited to welcome Thrive SPC's patients and care professionals to our Aveanna family.”

Thrive SPC was founded with the support of Summit Partners, a leading growth investment firm. “The announcement today marks a significant milestone in Thrive SPC’s journey of building one of the leading providers of skilled in-home care to medically fragile children. The combination with Aveanna represents an exciting opportunity for Thrive SPC and all those who depend on the critical care the company delivers each day,” said Ross Stern, a Managing Director at Summit Partners. “We believe Aveanna is an ideal partner for Thrive SPC, given the combined company’s shared vision for delivering the highest quality care to patients and innovative and cost-effective solutions to its payors. We are confident that this transaction will position the combined company to deliver compelling benefits for patients and families going forward.”

Aveanna intends to fund the Thrive SPC acquisition from a combination of sources, including shares of common stock and cash from its balance sheet.

Edge Healthcare Partners served as financial advisor to Aveanna, and Bass, Berry & Sims provided legal counsel. Cantor Fitzgerald & Co. served as financial advisor to Thrive SPC while Ropes & Gray LLP served as Thrive SPC’s legal advisor.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements (other than statements of historical facts) in this press release regarding our prospects, plans, financial position, business strategy and expected financial and operational results may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of terminology such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “would,” “predict,” “project,” “potential,” “continue,” “could,” “design,” “guidance,” or the negatives of these terms or variations of them or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, such as our ability to successfully execute our growth strategy, including through organic growth and the completion of acquisitions, effective integration of the companies we acquire, unexpected costs of acquisitions and dispositions, the possibility that expected cost synergies may not materialize as expected, the failure of Aveanna or the companies we acquire to perform as expected, estimation inaccuracies in revenue recognition, our ability to drive margin leverage through lower costs, unexpected increases in SG&A and other expenses, changes in reimbursement, changes in government regulations, changes in

Aveanna’s relationships with referral sources, increased competition for Aveanna’s services or wage inflation, the failure to retain or attract employees, changes in the interpretation of government regulations or discretionary determinations made by government officials, uncertainties regarding the outcome of rate discussions with managed care organizations and our ability to effectively collect our cash from these organizations, changes in the case-mix of our patients, as well as the payor mix and payment methodologies, legal proceedings, claims or governmental inquiries, our ability to effectively collect and submit data required under Electronic Visit Verification regulations, our ability to comply with the terms and conditions of the CMS Review Choice Demonstration program, our ability to effectively implement and transition to new electronic medical record systems or billing and collection systems, a failure to maintain the security and functionality of our information systems or to defend against or otherwise prevent a cybersecurity attack or breach, changes in tax rates, our substantial indebtedness, the impact of adverse weather, and other risks set forth under the heading “Risk Factors” in Aveanna’s Annual Report on Form 10-K for its 2024 fiscal year filed with the Securities and Exchange Commission on March 13, 2025, which is available at www.sec.gov. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may prove to be incorrect or imprecise. Accordingly, forward-looking statements included in this press release do not purport to be predictions of future events or circumstances, and actual results may differ materially from those expressed by forward-looking statements. All forward-looking statements speak only as of the date made, and Aveanna undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Aveanna Healthcare

Aveanna Healthcare is headquartered in Atlanta, Georgia and has locations in 34 states providing a broad range of pediatric and adult healthcare services including nursing, rehabilitation services, occupational nursing in schools, therapy services, day treatment centers for medically fragile and chronically ill children and adults, home health and hospice services, as well as delivery of enteral nutrition and other products to patients. The Company also provides case management services in order to assist families and patients by coordinating the provision of services between insurers or other payers, physicians, hospitals, and other healthcare providers. In addition, the Company provides respite healthcare services, which are temporary care provider services provided in relief of the patient’s normal caregiver. The Company’s services are designed to provide a high quality, lower cost alternative to prolonged hospitalization. For more information, please visit www.aveanna.com.